Exhibit 99.2

IMAGEWARE SYSTEMS, INC.

THIRD QUARTER 2006 EARNINGS CONFERENCE CALL

11/20/2006

12:00 AM

PARTICIPANTS

Moriah Shilton
Jim Miller, Chairman and CEO
Wayne Wetherell, CFO and SVP Administration

Operator:

Greetings, ladies and gentlemen, and welcome to the Imageware Systems third quarter 2006 earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone key pad. As a reminder, this conference is being recorded. I will now turn the call over to Ms. Moriah Shilton. Thank you, Moriah Shilton, you may begin.

Moriah Shilton

Thank you, Claudia. Good morning, everyone. With us on the call today are Jim Miller, Imageware’s Chairman and CEO and Wayne Wetherell, Chief Financial Officer and SVP Administration. Before I turn the call over to management, I would like you to please note that this call may contain forward-looking statements made pursuant to the Safe Harbor provision of the private Securities Litigation Reform Act of 1995. While the statements are made to convey the Company’s progress, business opportunities, and growth prospects, just note that caution with such forward-looking statements represents management’s opinion. Our management believes such representation to be true and accurate based on information available to the Company and actual results may differ materially from those described. The Company’s operations and business prospects are always subject to risks and uncertainties. Important facts that may cause actual results to differ are set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission. I would now like to turn the call over to Jim.

Jim Miller, Chairman and CEO

Thank you, Moriah and good morning or afternoon as appropriate to all of you. In the identification management industry, we are focusing our sales and marketing efforts to partner with major system integrators on large scale opportunities, third quarter and recently, by results.

Third quarter revenues from our core market segment of identification and law enforcement increased compared to the prior year’s quarter. In fact, identification sales, which comprised of about two-thirds of our revenue, grew 27% year-over-year.

Now I want to highlight some of our progress.

In September, we announced the relationship with General Electric Corporation whereby its subFISTiary, GE Security, a world-leading security company, will utilize our Imageware identity management suite to support multi-biometric enrollment and identity proofing in GE’s picture-perfect solution. This enables GE Security to meet the requirements of Homeland Security PreFISTential Directive 12 known as HSPD-12, and the Transportation Security Administration, Transportation Worker Identification credential program, known as TSA-TWIC program.

As many of you know, HSPD-12 mandates the implementation of a common personal identification card used for accessing federally controlled facilities by both government employees and contractors. Federal government will be switching to a multi-biometric identification card early next year.

Just this morning, we announced an order of value at approximately $275 thousand from GE. The initial contract was awarded for a project that is yet undisclosed but is the first real solution of its kind in production. We anticipate this contract will be the first of many for our identity management and identification solutions.

We are also partnering with other companies as well. In October we announced a collective offering with Honeywell and Novell, leading security technology providers for government and large industries, who offer and integrated physical and logical access control system which also complies with HSPD-12. In regards to the TSA, Imageware is currently involved with TSA’s registered traveler program that we have teamed with Saflink’s Fast Lane Option (FLO), priced together industry leaders such as Microsoft, J.P. Morgan, Chase, and Johnson Controls and FIST Protection to provide a solution for the complete registered traveler credentialing process and its operational use in airports.

In fact, before the FLO alliance is currently accepting advanced registration information from individuals interested in participating in the TSA and the RT program.

As many of you may know, we have teamed with UniSystem, the electronic Visa program being implemented by the Citizenship and Immigration Canada biometrically enable visas issued to visitors of that country. We delivered the first two phases of that project and to date, we have issued approximately 2,000 biometrically enabled visas. We are excited about these types of partnerships because they offer validation to the product that we offer and perhaps more importantly, because they provide an already existing customer base that can be leveraged for new products and opportunities. What we offered to these companies and are offering to potential partners and customers an expanded suite of application solutions based on our inventory system biometric engine identity management platform.

In August, we announced the new application suite of product that stands across diverse markets and includes the complete package solution for the following markets: HSPD-12 and the Firstline Identity Verification or FIST, or the management of the past visa, applicant identity bedding, mobile acquisition, faster management physical access control, single sign-on, and logical access control.

We are experiencing a high demand for this suite of applications from large system integrators partners and government organizations. We require a complete solution for component for timely implementation for requirements such as HSPD-12 registered traveler or the requirements for international travel documents obligated by the International Civil Aviation Organization, or ICAO and is also coming from law enforcement agencies and commercial enterprises.

Recently, we announced the joint marketing and strategic retailer agreement with Four-A technology, provider of complete case management and image authentication solutions. Through this agreement, we are providing a comprehensive law enforcement and forensics solution and combined our digital booking solution set and investigative capabilities with crime scene and asset management.

Law enforcement product suite is already in place. Such locations as the Arizona Department of Public Safety, San Bernardino Sheriff’s Department, and Los Angeles County Sheriff’s Department, as well as the new South Wale’s Police Department, one of the largest Law Enforcement organizations in the world.

Beginning of November, we announced we were selected to develop a multi-biometric identity management system for financial institution in the country of Columbia that is expected to be completed in the first quarter of 2007. The system will have three biometric identifiers, but is believed to be the first in the banking industry. At Imageware, we are committed to the biometric identity management industry in developing technology that are open-architected based on industry standards, inner operable and industry leading. This approach expands our own offerings as well as supports our partners like GE Security, Honeywell, The Great Beyond, UniSyst, General Dynamics, Hewlitt Packard, and Oracle. Before I turn the call over the Wayne for some financial information and analysis, I’m pleased to note this morning we announced the private equity financing in which we raised $2.3 million through equity sold to existing shareholders. Now I will turn it over to Wayne.

Wayne Wetherell, CFO and SVP Administration

Thank you, Jim. Revenue for the quarter ended September 30, 2006 totaled $2.3 million, which was solely product and maintenance revenue. The same quarter in 2005, revenue was $2.5 million which included $2 million from product and maintenance revenue and $500,000 from a one-time patent licensing fee.

Jim mentioned both our ID and Law Enforcement segment sales were up year-over-year.

Gross margins improved in the quarter to 68% of revenue compared to 65% for the same quarter of 2005. This reflects the Company’s efforts over the past two years to move toward a software model in its business plan.

Operating expenses totaled $3.2 million in the third quarter compared to $3.1 million in 2005.

Included in the 2006 quarter was $141,000 in charges for incentive options to employees with no comparable charge in 2005. The Company adapted SFAS-123R on January 1, 2006.

During the third quarter, there were two strategic initiatives that drove an increase in our R&D spending, first, bringing our credentialing products current with HSPD-12 requirements. Second, supporting our biometric engine technology, which was originally Windows-based, over to Unix-based Solaris and Red-Hat Linux platforms. This was to meet U.S. and foreign government requirements.

Net loss for the quarter totaled $1.8 million or $0.13 per share and included $147,000 in charges for expensing of options and an increase in net interest expense of $187,000 compared to a net loss of $1.4 million or $0.10 per share last year.

The nine month period ending September 30, 2006, the total net revenues were $8 million compared to $7.3 million for the first nine months of 2005 due from the Company’s core market segments, Law Enforcement and Identification were up approximately $1.3 million, or 20%, both distributed evenly in each segment. Offsetting the growth in the Company’s core segments was $500,000 reduction in patent license revenue related to the license transaction in third quarter of 2005, and the decrease of $130,000 in digital photography revenue for nine months ended September 30, 2006.

Net loss for the nine months ending September 30, 2006 was $4.4 million or $0.33 per share included $607,000 in charges for expenses of options and an increase in net interest expense for the nine months of $381,000 related to the secure notes issued by the Company in the first quarter of 2006 compared to a net loss of $4.2, or $0.34 per share for the same period of 2005. We ended the quarter was $276,000 in cash accounts this morning. Subsequent to quarter close on November 17, we closed a private placement of 2,300 shares of series C convertible preferred stock and warrants to purchase 115,000 shares of common stock, generated net gross proceeds of approximately $2.1 million to Imageware.

Now I would like to turn the call back over to Jim.

Jim Miller, Chairman and CEO

Thank you, Wayne. We are proud of third quarter accomplishments and those accomplishments of more recent times. We believe the relationships that we have been announcing and the new products that we are launching will drive increased growth for Imageware. In addition, to companies like General Electric, Honeywell, and Novell, we’ve also begun collaboration with other industry leaders. Companies like Computer Science Corporation and organizations such as the National Biometrics Security Project, The ThinkTank Facilities for Biometric Technologies, are leveraging our ID management products to fulfill their compliance needs.

Through these actions Imageware’s technology, we believe, is setting the pace for the identity management industry and as a result, expanding Imageware’s presence within that industry. I am looking forward to reporting future developments with you in the next quarter’s conference call and would now like to turn it over to our operator for our question-and-answer session.

Operator:

Thank you. Ladies and gentlemen, we will now be conducting our question-and-answer session. If you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment, it may necessary to pick up your handset before pressing the * keys. One moment please while we poll for questions.

Our first question is coming from David Stermen with Jessica Lamont. Please proceed with your question.

<Q>:  Good morning, how are you?

<A>: Good morning.

<Q>:  I wanted to get a sense of, looking at the baseline here in the quarter and focusing here on the core Law Enforcement market and getting a sense of what now is kind of based in as recurring revenues and additive revenues from new initiatives. I am wondering if you can look out over the next few quarters and give us a sense of what you look as lost in recurring revenues from this point and if you can rummage through some of your expectations for additional revenue rate on there.

<A>: You want, in specifically, the Law Enforcement sector.

<Q>:  Right, right.

<A>:  Well, the maintenance has been constant and in fact has been showing increases from year-to-year throughout the past few years and we absolutely expect that to continue. These services are deemed critical so we provide for our Law Enforcement customers as a result, maintenance is absolutely critical as well. You can look forward to that maintenance stream continuing and growing. I think, and Wayne will correct me if he thinks I am wrong here, but I think it is the same kind of pace that it has been. We are pretty excited about a couple of developments in Law Enforcement. Number one, of course, the agreement with Foray allows us to expand our product suite. We will incorporate their already proven products in the field of asset management and forensics into the Imageware CCFs Law Enforcement solution to expand the amount of product that we can sell. These will all be integrated so they will operate as one product suite, which is a big advantage for our customers and for us as we sale. Maybe more importantly though, which we think will be a very large opportunity for us, we are completing the integration of the Biometric Engine into the Law Enforcement product suite. The reason that it’s important is because the Federal Government is going to in 2007, announce a new set of requirements, which we believe will mandate the use of multi-biometrics by U.S. Law Enforcement. This requirement will be driven by a new system that is being contemplated by the Federal Bureau of Investigation which is due out in 2007 for a RSP. It will also, as just naturally happens, drive the requirements that the state and local have to fulfill because of course all state and local governments have to report through the prime index system to the Federal Government. We are pretty excited. We have hundreds of police departments that are going to have to get multiple Biometrics capabilities. The Biometric Engine will supply that and the good news is it is going to be integrated with what they already have. I think, Dave, looking forward, you can see that the baseline from maintenance will continue and increase at about the same rate. The upside is really the movement for multiple biometrics in the Law Enforcement space, which to date has not happened at all because in the Law Enforcement space, generally speaking, fingerprint has been the long-time staple with some use now facial recognition. Clearly now, we are headed to a time and a place where you are going to need a multi-biometric platform to be able to capture sort of a archive of multi-biometric information and I think that is going to be a very strong turn of events for us.

<Q>:  Okay. I may have missed it in your prepared remarks but relative to when you announced the GE relationship, can you give us an update on where that is now and your sense of timeframes for traction on sales with them?

<A>: Yes. We announced the GE relationship in the last quarter. We announced this morning that the first of the purchase orders for that is $275,000 and we are, again, terribly excited. General Electric is one of the world’s largest providers of security systems. They are one of the world’s leading providers of access control. The access control business is in the process of moving to biometric enablement, and we are helping empower the General Electric solution to do that. We think that what you have seen today is just a start and we think you will see some more here fairly shortly. These things take some time. It takes time to get a partner like GE acquainted with the product. They have to then make a determination as to whether the product fits their needs and requirements. They have made a determination as to whether the product fits their needs and requirements. They’ve made that determination in the affirmative, which is good for us. Then they are now in the process of kicking that off with their sales group around the world. We think you have just seen the start of it today.

<Q>:  What does that initial PO represent and what would future POs represent in terms of specific requirements on their part?

<A>: This is just for one project. It is just the use of our software in that project. I think we can foresee a number of other projects of this size or even larger.

<Q>:  Okay. Great, I will step back in the queue. Thank you.

Operator:

Our next question is coming from Jeremy Grant with Sanford Group. Please proceed with your question.

<Q>:  Good morning, guys.

<A>: Hi, how are you?

<Q>:  Good, how are you doing?

<A>: Good, thanks.

<Q>:  Good. A few questions. Actually, the first, I wanted to follow-up on the GE contract that you have. The $275,000, understanding that this is a project that is undisclosed at this point, does this represent the entirety of the contract in terms of the value of what Imageware claimed in it or are there possibilities for you to have a follow-on awards for the same project?

<A>: Yes, absolutely. This is what I would call the initial phase.

<Q>:  Okay. That would be for this particular project?

<A>: Yes. Speaking of this particular project, this is the initial phase. The actual project itself, like a lot of these kind of infrastructure builds, there are a number of other phases that are contemplated.

<Q>:  Okay. The second was, just to delve into, you are mentioning the FBI and their upcoming procurement, do you see any solid opportunities for Imageware to actually play the teams prime contractors competing for the FBI or are the opportunities really more for the multi-biometric enrollment phases that are following?

<A>: Absolutely. Yes and yes. Opportunities for the team on the prime contract are in discussions on that right now. Certainly, as I mentioned, there are a lot of opportunities at the state and local levels as those both to comply with whatever the Federal government decides to do.

<Q>:  Okay. The third question I have was on the HSPD-12 projects going on. I realize that despite the fact that the government actually passed the October 27 deadline that not a lot happened in terms of where revenues are going to go in the government or these projects. Are there any specific agencies that you have been involved with that you are able to discuss at this point?

<A>: There are, Jeremy. I hate when we get in a place like this. Due to the relationships that we have, we have been asked to keep a couple of them confidential. Yes, we are active in several pilots, as you know. Basically, these agencies are kind of printing one ID card. They made the requirement .Yes, I think we will be able to in the fairly short-term future, disclose the full-range of what we are doing at HSPD-12.

<Q>:  The final question I have right now, which is talking a little bit about the private placement that was announced recently. Is it sort of a trend, another small bite, that they get you another couple of quarters based on current operating losses but is not put in place unless you are able to grow out of operating losses quickly to sort of long-term financing that some folks have been looking for. Can you give a little bit more color as to the rationale for making this move?

<A>: Well, I think there were a couple of things. Number one, we wanted to solve, at least in the short-run, a liquidity problem given the current levels of inventory equity prices, which we believe are low given the opportunities that the Company has, the positioning his has within the market. We didn’t want to be foolish at this level. We do believe that what we see in the short-term will assist the liquidity position and perhaps even considerably. Recognizing that it is, as you say, kind of a small step forward, we believe that there are some opportunities that will help us out in terms of just selling our product and financing the raising of cash through product sales.

<Q>:  Okay. Are there anymore thoughts of long-term if this would just be if you were to continue the bite size about the financing or if it will be something that will be a little bit bigger but also its obvious to have a bit of a diluted affect?

<A>: I think that the question really is, yes, we would look at something bigger, but we would want an opportunity to warrant that. Some strategic partnership initiative program product launch that would allow the Company to look at raising additional capital but also allow shareholders to see very clearly why that is being done.

<Q>:  Okay. Thank you.

<A>:  Thank you.

Operator:

Our next question is coming from Harvey Coe with Equity Source Partners. Please proceed with your question.

<Q>:  Hello, Jim.

<A>: Hi, Harvey.

<Q>:  A number of my questions have been answered already and it is clear that you are making tremendous progress and traction with the use of substantial integrators, but can you give a little bit more color as to the three or four, it is very difficult to understand the size of some of these government contracts and what Imageware’s participation would be. I wonder, I know you don’t like to give guidance although it certainly would be helpful, but what is the magnitude of some of these potential opportunities for Imageware, the top three or four of them, without naming what they are.

<A>: Over the short and medium-term, Harvey, you have a collection of contracts that are in the low million, a million-one, a million-five. There are a number of those opportunities out there. There are a still a number of large projects out there. These would be contracts that would be in the anywhere from three to five-million range and there are some out there that are two and three times that size. The larger ones take a just an inordinate amount of time to pursue and they are subject to a lot of variables, particularly when you are dealing overseas, that you just simply cannot control. There have been a number of those opportunities which we had thought were going to be realized in the short-term that for reasons that were completely out of our control weren’t realized. We do think that there are, with the collaboration with these integrators, you are looking at individual products and project contracts like the kind we saw this morning. Again, that is just one project from of the world’s largest companies that we all agree probably has more projects, I can tell you they do, and there are a whole host of other ones like that. So anywhere from the kind that was announced this morning, up into the mid-millions, with still a couple out there that are quite large for Imageware.

<Q>:  Okay. Thank you.

Operator

Our next question is coming from George Johnson with Capital Financial Advisors. Please proceed with your question.

<Q>:  Hi, guys. Registered Traveler program, which team are you guys on and do you see any traction on that in 2006 at all?

<A>: First of all, in the order that you asked them, we are on the Saflink/Microsoft team which is the Fast Lane Option, which is the FLO alliance. Our team has been one of those programs, typical really of some of the roll-outs of the Ivy management programs and the federal/state that have hit a couple of speed bumps. Again, illustrative of the comment that I made just a little bit ago about not having any control. The latest in the RT program was the Federal Government through TSA’s announcement that they wanted to essentially increase the fees for participation very significantly. That caused the program to go into a bit of shock. The government now has rescinded that idea. There is traction, I think, in the RT program. Our information is that as of today, about 23 airports have completed the TSA statement of interest application, which is actually far more than what the TSA estimated in the spring when they announced that the program was moving forward. I think it is going to move forward. There are a couple of active RT procurements, excuse me Registered Traveler procurements that are underway. Albany is one. Los Angeles International and Dulles and Reagan are a couple. Denver is also pending. We see some movement. Will we see some movement yet in 2006? I don’t know, George that’s a foggy crystal-ball on that one. I think that the program is going forward whether it falls in 2006 or 2007. I think between what is left of 2006 and in the first quarter of 2007, yes, we absolutely will see some movement in RT.

<Q>:  Okay. Thanks a lot.

Operator:

Gentlemen, there are no further questions at this time. I will turn the floor back over to management for any closing comments.

Jim Miller, Chairman and CEO

I would like to thank you all for your participation and interest this morning and wish you all a safe and Happy Thanksgiving holiday. We look forward to talking to you at the next quarter and reporting you along the way of our progress.

Operator:

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.